Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

December 15, 2008

CONTACT:	Laura Tuthill (949) 759-5900

AMBASSADORS INTERNATIONAL, INC.’S CEO VOLUNTARILY FOREGOES COMPENSATION PACKAGE

Newport Beach, Calif., December 15, 2008 – Ambassadors International, Inc. (Nasdaq: AMIE) (the “Company”) announced today that Joseph J. Ueberroth, Chairman and Chief Executive Officer, voluntarily foregoes the compensation entitled to him under his employment agreement dated November 2, 2006. Under the terms of that agreement, Mr. Ueberroth was entitled to receive approximately $3 million in cash (up to $6 million in certain circumstances) compensation due in September 2009. In addition, he decided to forego his 2008 long-term compensation with a value of approximately $750,000 that was due per his contract in stock.

Mr. Ueberroth offered to forego the compensation at a recent meeting of the Company’s Board of Directors, and to work in any capacity that the Board decided would be in the best interest of the Company. At such time, the Directors unanimously requested that Mr. Ueberroth continue in his current capacity and today the Board agreed to offer Mr. Ueberroth 250,000 restricted shares, which will vest one year from today.

Daniel Englander, Chairman of the Compensation Committee, stated, “As a Board, we were all heartened by Joe’s unsolicited offer to forego compensation that he was entitled to. That compensation package was offered to Joe in 2006, when our Company’s situation – and the situation in the economy as a whole – were far different. When I agreed to join this Board, one of the factors I had counted on was Joe’s personal integrity. Joe’s decision has only enhanced that view.”

Mr. Englander continued, “The decision to award Joe restricted shares was based on our desire to have our CEO’s interests properly aligned with our stockholders. Ambassadors, like many other companies, faces difficult challenges, and we believe it is in the interests of all stakeholders that the CEO be rewarded when a successful outcome is achieved. It is also worth noting that Joe has purchased shares personally in the past, at far higher prices, like many of us have, and has never sold a single share.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information
For further information please contact: Laura Tuthill of Ambassadors International, Inc. at (949) 759-5900.